Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Reports First Quarter 2020 Financial and Operating Results

•Reported production sales volume of 2.9 million barrels of oil equivalent ("MMBoe") for the first quarter of 2020, above the high end of guidance

•Oil production sales volume of 1.6 million barrels of oil ("MMBbls") for the first quarter of 2020; 55% of total equivalent production sales volume and above the high end of guidance

•First quarter of 2020 capital expenditures totaled $70 million, below the low end of guidance

•Reduced bank debt by $45 million or 32% during the first quarter of 2020; prioritizing the preservation of balance sheet and liquidity and free cash flow generation

•Strong hedge position insulates 2020 and 2021 cash flow against fluctuations in crude prices; current mark-to-market value of approximately $170 million

•See COVID-19 disclosures on Page 7

DENVER - May 4, 2020 - HighPoint Resources Corporation ("we", "us", the "Company" or "HighPoint") (NYSE: HPR) today reported first quarter of 2020 financial and operating results, including total production and oil volumes above guidance, capital expenditures below guidance and a 32% reduction in bank debt.

For the first quarter of 2020, the Company reported a net loss of $1,016 million, or $4.81 per diluted share. The net loss was driven primarily by a non-cash impairment of $1,265 million related to proved and unproved oil and gas properties as a result of lower current and forecasted commodity prices. Adjusted net income for the first quarter of 2020 was a net loss of $7 million, or $0.03 per diluted share. EBITDAX for the first quarter of 2020 was $81 million. Adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Please reference the reconciliations to GAAP net income at the end of this release.

Chief Executive Officer and President Scot Woodall commented, "We are in unprecedented times and responded to the COVID-19 pandemic by moving expeditiously to protect the health and safety of our employees and community by implementing remote workforce measures as part of our business continuity plan. The health, safety and well being of our employees is of utmost importance and I would like to commend them for their commitment, dedication and high level of professionalism in maintaining the smooth functioning of our operations during these challenging times."

"Our top priority remains preserving our balance sheet and liquidity and ensuring free cash flow generation by maintaining a disciplined approach to capital investment. We reacted to what we anticipate will be a sustained period of lower crude prices by prudently deferring drilling and
1Reconciliations of non-GAAP measures, including adjusted net income and EBITDAX can be found in the tables at the end of this release completion activity to maintain our opportunity set of future development locations until oil prices improve. Our robust hedge position insulates us in the short term from the impact of low oil prices. We have nearly all of our anticipated 2020 production hedged at a WTI price that is greater than $57 per barrel and we are well hedged in 2021. The mark-to-market value of our hedge book is approximately $170 million based on current WTI strip prices, providing significant near-term revenue protection."

"We have implemented several cost saving initiatives, including reducing the size of our Board of Directors from twelve members to eight members, lowering Board member compensation, enacting salary reductions of 15%-20% for executives and we are identifying further cost savings opportunities as well. These are necessary actions that better aligns our cost structure to the current operating environment."

OPERATING AND FINANCIAL RESULTS

The following table summarizes certain operating and financial results for the first quarter of 2020 and 2019 and for the fourth quarter of 2019:

	Three Months Ended March 31,
	2020	2019	Change
Combined production sales volumes (MBoe)	2,908	2,798	4%
Net cash provided by operating activities ($ millions)	$76.8	$77.7	(1)%
Discretionary cash flow ($ millions) (1)	$67.5	$64.2	5%
Combined realized prices with hedging (per Boe) (2)	$37.28	$38.01	(2)%
Net income (loss) ($ millions)	$(1,015.6)	$(96.2)	*nm
Per share, basic	$(4.81)	$(0.46)	*nm
Per share, diluted	$(4.81)	$(0.46)	*nm
Adjusted net income (loss) ($ millions) (1)	$(7.0)	$(10.7)	35%
Per share, basic	$(0.03)	$(0.05)	40%
Per share, diluted	$(0.03)	$(0.05)	40%
Weighted average shares outstanding, basic (in thousands)	211,112	209,932	1%
Weighted average shares outstanding, diluted (in thousands) (1)	211,112	209,932	1%
EBITDAX ($ millions) (1)(2)	$81.5	$76.9	6%

*Not meaningful.
(1)Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. Please reference the reconciliations to GAAP financial statements at the end of this release.
(2)Includes $8.3 million (or $2.87 per Boe) of oil hedge income for the three months ended March 31, 2020 associated with monetizing certain future oil hedge contracts.

The Company reported oil, natural gas and natural gas liquids ("NGL") production of 2.9 MMBoe for the first quarter of 2020, which exceeded the high end of the guidance range of 2.7-2.8 MMBoe. Oil volumes totaled 1.6 MMBbls or 55% of total equivalent volumes, which also exceeded the high end of the guidance range of 1.4-1.5 MMBbls.

Production sales volume for the first quarter were comprised of approximately 55% oil, 25% natural gas and 20% NGLs.

For the first quarter of 2020, West Texas Intermediate ("WTI") oil prices averaged $46.17 per barrel, Northwest Pipeline ("NWPL") natural gas prices averaged $2.22 per MMBtu and NYMEX natural gas prices averaged $1.95 per MMBtu. Commodity price realizations to benchmark pricing were WTI less $3.83 per barrel of oil and NWPL less $0.91 per Mcf of gas. The NGL price averaged approximately 20% of the WTI price per barrel.

For the first quarter of 2020, the Company had derivative commodity swaps in place for 16,500 barrels of oil per day tied to WTI pricing at $59.73 per barrel and no hedges in place for natural gas and NGLs.

	Three Months Ended March 31,
	2020	2019	Change
Average Realized Prices before Hedging:
Oil (per Bbl)	$42.69	$50.82	(16)%
Natural gas (per Mcf)	1.31	2.21	(41)%
NGLs (per Bbl)	10.32	13.29	(22)%
Combined (per Boe)	27.36	36.35	(25)%

Average Realized Prices with Hedging:
Oil (per Bbl) (1)	$60.87	$54.01	13%
Natural gas (per Mcf)	1.31	1.98	(34)%
NGLs (per Bbl)	10.32	13.29	(22)%
Combined (per Boe) (1)	37.28	38.01	(2)%

(1)Includes $8.3 million (or $5.26 per Bbl and $2.87 per Boe) of oil hedge income for the three months ended March 31, 2020 associated with amending certain oil hedge contracts to terminate future hedged volumes.

Lease operating expense ("LOE") averaged $3.81 per Boe in the first quarter of 2020 compared to $4.03 per Boe in the first quarter of 2019. First quarter LOE is typically greater compared to the remainder of the year due to higher seasonal operating costs, including annual compressor maintenance. Production tax expense averaged $(0.86) per Boe in the first quarter of 2020 compared to $1.39 per Boe in the first quarter of 2020. Production taxes for the first quarter of 2020 include an annual true-up of Colorado ad valorem tax based on actual assessments. Production tax expense is expected to average approximately 6%-7% of revenues for the remainder of 2020.

	Three Months Ended March 31,
	2020	2019	Change
Average Costs (per Boe):
Lease operating expenses	$3.81	$4.03	(5)%
Gathering, transportation and processing expense ("GTP") (1)	1.52	0.62	145%
Production tax expense	(0.86)	1.39	*nm
Depreciation, depletion and amortization	25.77	25.95	(1)%
General and administrative expense (2)	3.51	4.52	(22)%

*Not meaningful.
(1)The increase in GTP per Boe for the three months ended March 31, 2020 compared to the three months ended March 31, 2019 was due to an increase in our production mix from the Hereford Field under the existing contractual arrangement with a primary term through April 2027.
(2)Includes long-term cash and equity incentive compensation of $0.16 per Boe and $0.97 per Boe for the three months ended March 31, 2020 and 2019, respectively.

At March 31, 2020, the Company had cash and cash equivalents of $11 million and $95 million outstanding on its credit facility, which was a 32% reduction in bank debt from the end of 2019. This included approximately $8 million associated with the monetization of certain oil derivative contracts for the second half of 2020 that were above anticipated production volume due to lower planned capital investment. In addition, the company has a $26 million letter of credit outstanding that begins reducing ratably per month beginning April 1, 2020 until it expires on August 31, 2021.

Non-Core Asset Sale

As previously disclosed, the Company announced plans to divest certain non-core, non-operated assets in three separate transactions. The Company was able to close on one of the transactions for cash proceeds of $3 million, but was not able to complete the remaining two transactions due to market conditions. Proceeds from the completed transaction were used to reduce the outstanding balance of the Company's credit facility. The Company will continue to assess market conditions and may elect to divest in the future if conditions improve, but cannot be assured it will do so.

Capital Expenditures

Capital expenditures for the first quarter of 2020 totaled $70.0 million, including $68.7 million for drilling and completion operations. Capital projects included spudding 4 gross extended reach lateral ("XRL") wells and 10 gross mid reach lateral ("MRL") wells and placing 12 gross wells on initial flowback. As previously reported, due to the current market volatility being experienced, the Company is deferring new drilling and completion activity following the completion of current in progress activity, which is anticipated to conclude in the second quarter.

OPERATIONAL UPDATE

Hereford Field

Production sales volumes for the first quarter of 2020 in Hereford averaged 7,443 Boe/d (70% oil).

In March, the Company initiated flowback on two wells located in the Fox Creek area at DSU 12-63-27. The wells were completed with high fluid intensity completions of 50 barrels per lateral foot and approximately 2,000 pounds of sand per lateral foot. The wells are demonstrating positive performance during early controlled flowback as the average per well daily oil production rate is currently tracking approximately 30% higher than the offsetting Section 16 wells after 30 days.

The Company placed on flowback three wells located at DSU 12-63-34 in April, which continue to ramp to peak production. In addition, completion operations were initiated in April on two wells in the Fox Creek area at DSU 12-63-33. It is anticipated that initial flowback will commence on these wells during the second quarter of 2020.

Northeast Wattenberg

The Company produced an average of 24,506 Boe/d (50% oil) in the first quarter of 2020 in NE Wattenberg.

Recent activity includes six XRL wells that were placed on flowback in February that are located in DSU 4-61-5. The wells have continued to illustrate the strong performance uplift observed with high fluid intensity completions as the average per well cumulative oil production is tracking approximately 90% above offset analog wells completed with the previous standard completion design after 50 days.

SECOND QUARTER 2020 GUIDANCE

In response to the volatile, current crude price environment, the Company is reducing planned activity by deferring new drilling and completion activity following the completion of current in progress activity, which concluded in April. Current and future crude oil prices will continue to be monitored, along with the uncertainties and potential impacts of broader macro-economic effects on the oil sector, to determine the appropriate time to resume activity. Given these broader market uncertainties, the Company is providing guidance for the second quarter of 2020 at this time.

For the second quarter of 2020, capital expenditures are anticipated to total approximately $40 million and production is expected to approximate 2.5-2.6 MMBoe, of which approximately 57% is anticipated to be oil. The Company expects to achieve this level of production provided that it does not experience any physical downstream production curtailments or shut-ins as a result of deteriorating crude oil supply and demand fundamentals or broader economic conditions.

See "Forward-Looking Statements" below.

COMMODITY HEDGES UPDATE

The following table summarizes the Company's current hedge position as of May 4, 2020:

	Oil (WTI) Swaps		Natural Gas (CIG) Swaps
Period	Volume Bbls/d	Price $/Bbl	Volume MMBtu/d	Price $/MMBtu
2Q20	14,000	$59.43	10,055	$1.80
3Q20	15,750	$56.86	15,000	$1.80
4Q20	14,250	$56.29	15,000	$1.80
1Q21	9,500	$54.95	10,000	$2.14
2Q21	9,500	$54.95	20,000	$2.12
3Q21	7,000	$54.39	20,000	$2.12
4Q21	7,000	$54.39	13,370	$2.13

The Company has sold WTI swaptions of 3,000 bbl/d for calendar 2022 at an average strike price of $55.00/bbl. Realized sales prices will reflect basis differentials from the index prices to the sales location.

UPCOMING EVENTS

First Quarter Conference Call and Webcast

The Company plans to host a conference call on Tuesday, May 5, 2020, to discuss first quarter 2020 results. The call is scheduled at 9:00 a.m. Eastern time (7:00 a.m. Mountain time). Please join the webcast conference call live or for replay via the Internet at www.hpres.com, accessible from the home page. To join by telephone, call 855-760-8152 (631-485-4979 international callers) with passcode 7765185. The webcast will remain on the Company's website for approximately 7 days and a replay of the call will be available through May 12, 2020 at 855-859-2056 (404-537-3406 international) with passcode 7765185.

An updated slide presentation that will be referenced on the conference call will be available on the “Investor Relations” section of the Company’s website prior to the start of the call.

WEBSITE INFORMATION

This press release, along with other news about HighPoint, is available at http://investor.hpres.com/news-releases. We routinely post information that may be important to investors in the investor relations section of our website, http://investor.hpres.com/news-releases. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about the Company. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit http://investor.hpres.com/news-releases to sign up for email alerts.

DISCLOSURE STATEMENTS

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. In particular, the Company is providing "2020 Operating Guidance", which contains projections for certain operational and financial metrics. Additional forward-looking statements in this release relate to, among other things, future production, cash flows, capital expenditures, costs, projects and opportunities.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to HighPoint Resource's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

COVID-19 Disclosure

Employee Health and Safety

The health and safety of our employees and the community is our highest priority. We are also cognizant that supplying reliable energy to our communities and the nation is an essential function. The federal government, through the Cybersecurity and Infrastructure Security Administration, and Colorado state and local "stay-at-home" orders have provided exemptions for oil and gas workers.

Under our business continuity plan, we were rapidly able to switch to remote operations in response to the COVID-19 pandemic in early March. Beginning March 16th, we successfully transitioned to full remote access and operations, in both the Denver headquarters office and at the field level. The successful transition to remote operations has been virtually seamless.

Supply Chain Issues

We have not experienced any recent challenges with respect to obtaining oil field goods and services. If anything, there is an excess of both available at the current time. As oil service and supply companies cut work force and stack rigs and frac fleets, there is the potential for challenges on this front when activity begins to ramp up, although the related timing is highly uncertain.

Access to Downstream Markets

We are not currently experiencing constraints associated with midstream gas processing or crude oil transportation. However, the expectation that crude storage facilities may soon reach maximum capacity could result in the need for us to shut-in production in the near or short-term future. Accordingly, we have engaged in contingency planning for that possibility.

Financial Considerations

The COVID-19 pandemic has resulted in unprecedented demand destruction, especially for oil, on a worldwide basis. This demand destruction greatly exacerbated the already growing supply surplus after the failure of the OPEC+ process in early March. Although the recent supply curtailments announced by Saudi Arabia, Russia and other oil producers will reduce the supply surplus, demand recovery is likely to lag significantly.

As described in more detail in this release, the Company has acted to protect its balance sheet and preserve liquidity in this environment. For example, we have hedges in-place for approximately 95% of our remaining 2020 oil production at a price in excess of $57 dollars per barrel, and for approximately 40%-60% of our 2021 oil production at approximately $54 per barrel (see full hedge update elsewhere in this release). On March 19, we issued a release indicating that drilling and completion activities would wind down in the second quarter, and be suspended in the second half of 2020, pending improvement in commodity prices. That strategy remains in-place for the foreseeable future. In the interim, the Company will proactively seek opportunities to further protect and enhance its financial position.

Risk Management

The Company has fully incorporated ongoing risk assessment related to COVID-19, across a range of parameters, at the Senior Management level. The Internal Audit focus has been adapted to address these issues. The Audit Committee, as well as the full Board, engaged in a robust discussion of these matters at their meetings held last week, and will continue to exercise appropriate oversight.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website at www.hpres.com.

HIGHPOINT RESOURCES CORPORATION
Selected Operating Highlights
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Production Data:
Oil (MBbls)	1,587	1,720
Natural gas (MMcf)	4,356	3,756
NGLs (MBbls)	595	452
Combined volumes (MBoe)	2,908	2,798
Daily combined volumes (Boe/d)	31,956	31,089

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$42.69	$50.82
Natural gas (per Mcf)	1.31	2.21
NGLs (per Bbl)	10.32	13.29
Combined (per Boe)	27.36	36.35

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl) (1)	$60.87	$54.01
Natural gas (per Mcf)	1.31	1.98
NGLs (per Bbl)	10.32	13.29
Combined (per Boe) (1)	37.28	38.01

Average Costs (per Boe):
Lease operating expenses	$3.81	$4.03
Gathering, transportation and processing expense	1.52	0.62
Production tax expenses	(0.86)	1.39
Depreciation, depletion and amortization	25.77	25.95
General and administrative expense (2)	3.51	4.52

(1)Includes $8.3 million (or $5.26 per Bbl and $2.87 per Boe) of oil hedge income for the three months ended March 31, 2020 associated with monetizing certain future oil hedge contracts.
(2)Includes long-term cash and equity incentive compensation of $0.16 per Boe and $0.97 per Boe for the three months ended March 31, 2020 and 2019, respectively.

HIGHPOINT RESOURCES CORPORATION
Consolidated Condensed Balance Sheets
(Unaudited)

	As of March 31,	As of December 31,
	2020	2019
	(in thousands)
Assets:
Cash and cash equivalents	$11,203	$16,449
Other current assets (1)	182,511	69,988
Property and equipment, net	791,749	2,064,174
Other noncurrent assets (1)	40,539	5,441
Total assets	$1,026,002	$2,156,052

Liabilities and Stockholders' Equity:
Current liabilities	$202,712	$175,478
Long-term debt, net of debt issuance costs	714,292	758,911
Other long-term liabilities	40,526	138,345
Stockholders' equity	68,472	1,083,318
Total liabilities and stockholders' equity	$1,026,002	$2,156,052

(1)At March 31, 2020, the estimated fair value of all of the Company's commodity derivative instruments was an asset of $162.2 million, comprised of $126.2 million of current assets and $36.0 million of non-current assets. This amount will fluctuate based on estimated future commodity prices and the current hedge position.

HIGHPOINT RESOURCES CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands, except per share amounts)
Operating Revenues:
Oil, gas and NGL production	$79,566	$101,705
Other operating revenues, net	—	275
Total operating revenues	79,566	101,980
Operating Expenses:
Lease operating	11,081	11,277
Gathering, transportation and processing	4,412	1,723
Production tax	(2,508)	3,893
Exploration	31	25
Impairment and abandonment	1,265,426	322
(Gain) Loss on sale of properties	—	(5)
Depreciation, depletion and amortization	74,925	72,610
Unused commitments	4,458	4,469
General and administrative (1)	10,215	12,660
Merger transaction expense	—	2,414
Other operating expenses, net	55	(24)
Total operating expenses	1,368,095	109,364
Operating Income (Loss)	(1,288,529)	(7,384)
Other Income and Expense:
Interest and other income	(195)	314
Interest expense	(14,383)	(13,679)
Commodity derivative gain (loss) (2)	192,188	(105,191)
Total other income and expense	177,610	(118,556)
Income (Loss) before Income Taxes	(1,110,919)	(125,940)
(Provision for) Benefit from Income Taxes	95,280	29,711
Net Income (Loss)	$(1,015,639)	$(96,229)

Net Income (Loss) per Common Share
Basic	$(4.81)	$(0.46)
Diluted	$(4.81)	$(0.46)
Weighted Average Common Shares Outstanding
Basic	211,112	209,932
Diluted	211,112	209,932

(1)Includes long-term cash and equity incentive compensation of $0.5 million and $2.7 million for the three months ended March 31, 2020 and 2019, respectively.

(2)The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives (1)	$28,836	$4,649
Prior year unrealized (gain) loss transferred to realized (gain) loss (1)	1,330	(19,759)
Unrealized gain (loss) on derivatives (1)	162,022	(90,081)
Total commodity derivative gain (loss)	$192,188	$(105,191)

(1)Realized and unrealized gains and losses on commodity derivatives are presented herein as separate line items but are combined for a total commodity derivative gain (loss) in the Consolidated Statements of Operations. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful because the realized cash settlement portion provides a better understanding of the Company's hedge position. The Company also believes that this disclosure allows for a more meaningful comparison to its peers.

HIGHPOINT RESOURCES CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Operating Activities:
Net income (loss)	$(1,015,639)	$(96,229)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	74,925	72,610
Impairment and abandonment	1,265,426	322
Unrealized derivative (gain) loss	(163,352)	109,840
Deferred income tax benefit	(95,280)	(29,711)
Incentive compensation and other non-cash charges	765	4,318
Amortization of deferred financing costs	640	640
(Gain) loss on sale of properties	—	(5)
Change in operating assets and liabilities:
Accounts receivable	8,524	15,470
Prepayments and other assets	927	(72)
Accounts payable, accrued and other liabilities	(3,203)	7,304
Amounts payable to oil and gas property owners	6,082	(10,906)
Production taxes payable	(3,052)	4,102
Net cash provided by (used in) operating activities	$76,763	$77,683
Investing Activities:
Additions to oil and gas properties, including acquisitions	(39,210)	(130,862)
Additions of furniture, equipment and other	(474)	(1,309)
Other investing activities	3,310	(273)
Net cash provided by (used in) investing activities	$(36,374)	$(132,444)
Financing Activities:
Proceeds from debt	15,000	70,000
Principal payments on debt	(60,000)	(1,859)
Other financing activities	(635)	(1,496)
Net cash provided by (used in) financing activities	$(45,635)	$66,645
Increase (Decrease) in Cash and Cash Equivalents	(5,246)	11,884
Beginning Cash and Cash Equivalents	16,449	32,774
Ending Cash and Cash Equivalents	$11,203	$44,658

HIGHPOINT RESOURCES CORPORATION
Reconciliation of Discretionary Cash Flow, Adjusted Net Income (Loss) and EBITDAX
(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Net Cash Provided by (Used in) Operating Activities	$76,763	$77,683
Adjustments to reconcile to discretionary cash flow:
Exploration expense	31	25
Merger transaction expense	—	2,414
Changes in working capital	(9,278)	(15,898)
Discretionary Cash Flow	$67,516	$64,224

Adjusted Net Income (Loss) Reconciliation

	Three Months Ended March 31,
	2020	2019
	(in thousands, except per share amounts)
Net Income (Loss)	$(1,015,639)	$(96,229)
Provision for (Benefit from) income taxes	(95,280)	(29,711)
Income (Loss) before income taxes	(1,110,919)	(125,940)

Adjustments to net income (loss):
Unrealized derivative (gain) loss	(163,352)	109,840
Impairment expense	1,264,864	—
(Gain) loss on sale of properties	—	(5)
One-time item:
Merger transaction expense	—	2,414
(Income) expense related to properties sold	54	(299)
Adjusted Income (Loss) before income taxes	(9,353)	(13,990)
Adjusted (provision for) benefit from income taxes (1)	2,385	3,300
Adjusted Net Income (Loss)	$(6,968)	$(10,690)
Per share, diluted	$(0.03)	$(0.05)

(1)  Adjusted (provision for) benefit from income taxes is calculated using the Company's current effective tax rate prior to applying the valuation allowance against deferred tax assets.

EBITDAX Reconciliation

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Net Income (Loss)	$(1,015,639)	$(96,229)
Adjustments to reconcile to EBITDAX:
Depreciation, depletion and amortization	74,925	72,610
Impairment and abandonment expense	1,265,426	322
Exploration expense	31	25
Unrealized derivative (gain) loss	(163,352)	109,840
Incentive compensation and other non-cash charges	765	4,318
Merger transaction expense	—	2,414
(Gain) loss on sale of properties	—	(5)
Interest and other income	195	(314)
Interest expense	14,383	13,679
Provision for (benefit from) income taxes	(95,280)	(29,711)
EBITDAX (1)	$81,454	$76,949

(1)Includes $8.3 million of oil hedge income for the three months ended March 31, 2020 associated with monetizing certain future oil hedge contracts.

Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. These measures are presented because management believes that they provide useful additional information to investors for analysis of the Company's performance and, in the case of discretionary cash flow, liquidity. In addition, the Company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and that many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. The definition of these measures may vary among companies, and, therefore, the amounts presented may not be comparable to similarly titled measures of other companies.